Exhibit 10.2
Archer-Daniels-Midland Company
2009 Incentive Compensation Plan
Restricted Stock Award Agreement
     This Restricted Stock Award Agreement (the “Agreement”), is made and entered into as of November 1, 2010, (the “Date of Grant”), by and between Archer-Daniels-Midland Company, a Delaware corporation (the “Company”), and John D. Rice, an employee of the Company (the “Grantee”). This Agreement is pursuant to the terms of the Company’s 2009 Incentive Compensation Plan (the “Plan”). The applicable terms of the Plan are incorporated herein by reference, including the definition of capitalized terms contained in the Plan.
     NOW, THEREFORE, in consideration of the premises, the covenants contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:
          Section 1. Restricted Stock Award. The Company hereby grants to the Grantee, on the terms and conditions hereinafter set forth, an Award with respect to 70,028 shares of the Company’s common stock under the Plan (the “Restricted Shares”). The Grantee’s rights with respect to the Restricted Shares shall remain forfeitable by the Grantee until satisfaction of the vesting conditions set forth in Section 3 hereof.
          Section 2. Rights of Grantee. Except as otherwise provided in this Agreement, the Grantee shall be entitled, at all times on and after the Date of Grant, to exercise all rights of a shareholder with respect to the Restricted Shares (whether or not the restrictions thereon shall have lapsed), including the right to vote the Restricted Shares and the right to receive cash dividends thereon (subject to applicable tax withholding). Notwithstanding the foregoing, prior to the expiration of the Period of Restriction, the Grantee shall not be entitled to transfer, sell, pledge, alienate, hypothecate or assign the Restricted Shares. All rights with respect to the Restricted Shares shall be available only to the Grantee during his lifetime, and thereafter to the Grantee’s estate.
          Section 3. Vesting and Lapse of Restrictions. Subject to the provisions of Sections 6 and 7 hereof, the restrictions on the Restricted Shares shall lapse and the Restricted Shares granted hereunder shall vest in (2) equal installments on November 1, 2012 and November 1, 2013 (the period from the Date of Grant until the applicable vesting date shall be referred to as a “Period of Restriction”). Notwithstanding the foregoing provisions of this Section 3 or Section 6, but subject to Section 7 hereof, the restrictions on the Restricted Shares shall lapse and the Restricted Shares granted hereunder shall vest upon the occurrence of a Change in Control of the Company (as defined in Appendix A hereto).
          Section 4. Escrow and Delivery of Shares. Certificates representing the Restricted Shares shall be issued and held by the Company in escrow and shall remain in the custody of the Company until their delivery to the Grantee or his or her estate as set forth in Section 6 hereof, subject to the Grantee’s delivery of any documents which the Company in its discretion may require as a condition to the issuance of shares and the delivery of shares to the

Grantee or his estate. While the certificates representing the Restricted Shares are held by the Company, and if so requested by the Company, the Grantee will provide to the Company assignments separate from such certificates, in blank, signed by the Grantee to be held by the Company during the Period of Restriction. Certificates representing the Restricted Shares shall be delivered to the Grantee as soon as practicable following the expiration of the Period of Restriction, provided that the Grantee has satisfied any applicable Withholding Taxes in accordance with Section 8 hereof. Any Shares evidenced by the certificates delivered to the Grantee pursuant to the preceding sentence shall be free of any contractual restrictions on transferability after the last day of the Period of Restriction, subject to compliance with all federal and state securities laws.
          Section 5. Stock Certificate Legend. Each stock certificate shall bear a legend in substantially the following form: “This Certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture, restrictions against transfer and rights of repurchase, if applicable) contained in the Restricted Stock Award Agreement (the “Agreement”) between the registered owner of the shares represented hereby and the Company. Release from such terms and conditions shall be made only in accordance with the provisions of the Agreement, a copy of which is on file in the office of the Company’s Secretary.” As soon as practicable following the expiration of the Period of Restriction, the Company shall issue new certificates that shall not bear the foregoing legend, which certificates shall be delivered in accordance with Section 4 hereof.
          Section 6. Effect of Termination of Service. If the Grantee’s service as an Employee ends for any reason prior to the end of a Period of Restriction, the Grantee shall forfeit the unvested Restricted Shares, which shall be returned to the treasury of the Company; provided that in the event such termination of service is (i) by the Company without “cause”, by Grantee not less than six (6) months following a change in the person holding the position of Chief Executive Officer of the Company, or a result of Grantee’s Disability then the Restricted Shares shall not be forfeited and shall, subject to the forfeiture provisions of Section 7 hereof, continue to vest in accordance with the terms of this Agreement, and (ii) a result of Grantee’s death then any applicable restrictions upon unvested Restricted Shares shall lapse and the Company shall deliver to the Grantee or his estate certificates in respect of the Restricted Shares pursuant to Section 4 hereof.
          Section 7. Forfeiture Conditions. Notwithstanding the foregoing, in the event of termination of service for “cause” (as defined below), the breach of the non-competition or non-solicitation provisions as set forth in Sections 10 and 11, respectively, the breach of any confidentiality restrictions applicable to the Grantee, or the Grantee’s participation in an activity that is deemed by the Company to be detrimental to the Company (i) the Grantee’s right to receive an issuance of Restricted Stock shall immediately terminate; (ii) any unvested Restricted Shares held by the Grantee shall be forfeited; and (iii) if the Restricted Shares have been issued upon the expiration of a Period of Restriction, in whole or in part, then either (A) the Shares so issued shall be forfeited and returned to the Company, or (B) the Grantee will be required to pay to the Company in cash an amount equal to the Fair Market Value of such Shares as of the expiration of the Period of Restriction.

          For purposes hereof, “cause” shall have the meaning specified in such Grantee’s employment agreement with the Company, or, in the case of a Grantee who is not employed pursuant to an employment agreement, “cause” shall mean any of the following acts by the Grantee: (i) embezzlement or misappropriation of corporate funds, (ii) any acts resulting in a conviction for, or plea of guilty or nolo contendere to, a charge of commission of a felony, (iii) misconduct resulting in injury to the Company or any subsidiary, (iv) activities harmful to the reputation of the Company or any subsidiary, (v) a violation of Company or subsidiary operating guidelines or policies, (vi) willful refusal to perform, or substantial disregard of, the duties properly assigned to the Grantee, or (vi) a violation of any contractual, statutory or common law duty of loyalty to the Company or any subsidiary.
          Section 8. Withholding of Taxes. The Grantee may make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to the grant of Restricted Shares by promptly filing a copy of such election with the Company. If the Grantee makes such an election, the grant of Restricted Shares shall be conditioned upon the prompt payment by the Grantee to the Company of an amount equal to the applicable federal, state and local income taxes and other amounts required by law to be withheld (the “Withholding Taxes”) in connection with such election. If the Grantee does not make an election under Section 83(b) of the Code with respect to the grant of Restricted Shares, the Grantee shall pay to the Company any required Withholding Taxes upon the lapse of all restrictions and expiration of the Period of Restriction, and the delivery of the Restricted Shares and any unpaid dividends thereon pursuant to Section 4 shall be conditioned upon the prior payment of the applicable Withholding Taxes by the Grantee.
          Section 9. Securities Law Compliance. No Restricted Shares shall be delivered upon the lapse of any restrictions applicable thereto unless and until the Company and/or the Grantee shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that a prospective Grantee may acquire such shares pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company reserves the right to legend any certificate for Restricted Shares, conditioning sales of such Shares upon compliance with applicable federal and state securities laws and regulations
          Section 10. Non-Competition. Without the prior written consent of the Company, which consent must be signed by the Chief Executive Officer, during Grantee’s employment with the Company, and for a period of five (5) years from the date of this Agreement or two (2) years commencing on the termination of Grantee’s employment with the Company, whichever is earlier to expire, Grantee shall not take any employment with, serve as director, officer, consultant, advisor, agent, or in any other capacity whatsoever, directly or indirectly, with (i) Cargill, Inc.; Bunge Ltd.; Corn Products International; Tate & Lyle PLC; Louis Dreyfus SAS; Wilmar International, Ltd.; Gavilon LLC; Viterra; or any division, subsidiary, parent company, partnership, venture (regardless of the form of entity), or successor of or to any of the above-named companies; or (ii) any other person, corporation, partnership, limited liability company, or venture (regardless of the form of entity) anywhere in the world that competes with the Company or any entity controlled by the Company and in engaged in the buying, selling or trading of physical agricultural commodities or products. Grantee acknowledges and agrees that , in view of his responsibilities while employed by the Company, including participation in the development of and having access to the business plans and growth strategy of the Company, the assumption of any of the restricted roles would result in the inevitable disclosure or use of sensitive Company information and in view of these circumstances, that the term and scope of this restrictive covenant is reasonable. Grantee further acknowledges and agrees that a violation of this restrictive covenant would cause irreparable damage to the Company and that in the event of a breach or threatened breach by the Grantee, the Company would be entitled to injunctive relief, without the posting of any bond, in addition to such other relief as may be available at law or in equity.
          Section 11. Non-Solicitation. During the term of Grantee’s employment with the Company and for a period of two (2) years commencing on the termination of Grantee’s employment with the Company, Grantee shall not, directly or indirectly though any other person or entity, recruit, hire, induce, or attempt to induce any Employee to terminate his or her employment with the Company or otherwise interfere in any way with the employment relationship between the Company and its Employees. This restriction includes but is not limited to a) identifying Employees as potential candidates for employment by name, background or qualifications; b) approaching, recruiting or soliciting Employees; and/or c) participating in any pre-employment interviews with Employees. For purposes of this provision “Employee” means any person either employed by the Company or persons formerly employed by the Company until the passage of one (1) year after the end of such person’s employment with the Company. For purposes of this provision, the term “Company” shall include all controlled, direct and indirect, subsidiaries of the Company.
          Section 12. No Rights as Employee or Consultant. Nothing in this Agreement or the Award shall confer upon the Grantee any right to continue as an Employee or consultant of the Company or any Subsidiary or Affiliate, or to interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the Grantee’s service at any time.
          Section 13. Adjustments. If at any time while the Award is outstanding, the number of outstanding Shares is changed by reason of a reorganization, recapitalization, stock split or any of the other events described in Section 4.2 of the Plan, the number and kind of Restricted Shares shall be adjusted in accordance with the provisions of the Plan.
          Section 14. Notices. Any notice hereunder by the Grantee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Secretary of the Company at the Company’s office at 4666 Faries Parkway, Decatur, Illinois 62526, or at such other address as the Company may designate by notice to the Grantee. Any notice hereunder by the Company shall be given to the Grantee in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Grantee may have on file with the Company.
          Section 15. Construction. The construction of this Agreement is vested in the Committee, and the Committee’s construction shall be final and conclusive.

          Section 16. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois, without giving effect to the choice of law principles thereof.

Archer-Daniels-Midland Company
By:	/s/ P.A. Woertz
P. A. Woertz
President & Chief Executive Officer

GRANTEE
By:	/s/ John D. Rice
John D. Rice

APPENDIX A
Definition of Change in Control
          For purposes of this Agreement, a “Change in Control” of the Company shall mean:
          (i) an acquisition subsequent to the Date of Grant by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (A) the then outstanding shares of Common Stock or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary;
          (ii) during any period of two (2) consecutive years (not including any period prior to the Date of Grant), individuals who at the beginning of such period constitute the Board (and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason (except for death, disability or voluntary retirement) to constitute a majority thereof;
          (iii) the consummation of a merger, consolidation, reorganization or similar corporate transaction which has been approved by the stockholders of the Company, whether or not the Company is the surviving company in such transaction, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization;
          (iv) the approval by the stockholders of the Company of (A) the sale or other disposition of all or substantially all of the assets of the Company or (B) a complete liquidation or dissolution of the Company; or
          (v) adoption by the Board of a resolution to the effect that any person has acquired effective control of the business and affairs of the Company.

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